SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination or Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                        Commission File Numbers 33-72114
                                                33-77444

                          CINEMARK MEXICO (USA), INC.
             (Exact name of registrant as specified in its charter)

              7502 Greenville Ave., Suite 800, Dallas, Texas 75231
                                 (214) 696-1644
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            12% Senior Subordinated PIK Notes, Series B and Series C (Title of each class of securities covered by this Form)

          ___________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) [X] Rule 12h-3(b)(1)(ii)[ ]
                Rule 12g-4(a)(1)(ii)[ ] Rule 12h-3(b)(2)(i) [ ]
                Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(ii)[ ]
                Rule 12g-4(a)(2)(ii)[ ] Rule 15d-6 [ ]
                Rule 12h-3(b)(1)(i) [ ]

        Approximate number of holders of record as of the certification or notice date: -0-

      Pursuant to the requirements of the Securities Exchange Act of 1934, Cinemark USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

       Date: May 11, 1998      CINEMARK MEXICO (USA), INC.

                               By:  /s/Jeffrey J. Stedman
                                    _____________________________
                               Name: Jeffrey J. Stedman
                                    _____________________________
                               Title: Vice President
                                    _____________________________